Exhibit 99.1

Celanese Corporation
222 West Las Colinas Blvd.
Suite 900N
Irving, Texas 75039
News Release

Celanese Corporation Increases Dividend 17 Percent and Declares Quarterly Dividend

Executes the Second of Three Annual Steps to Increase Dividends by at Least 50 Percent Over a Three-Year Period

DALLAS, April 18, 2018 - Celanese Corporation (NYSE:CE), a global technology and specialty materials company, today announced that its board of directors has approved a 17 percent increase in the company's quarterly common stock cash dividend.

The dividend increased from $0.46 to $0.54 per share of common stock on a quarterly basis and from $1.84 to $2.16 per share of common stock on an annual basis. The new dividend rate will be effective immediately.

“Increasing our dividend consistently is a key element of our strategy to maximize long-term value for our shareholders. Today’s announcement marks the ninth consecutive year of dividend increases, and is both a reflection of our strong cash generation and confidence in the growth prospects for our business. During that period, the cash we have returned to shareholders through dividends has grown substantially to $241 million in 2017, versus $23 million in 2009,” said Mark Rohr, Chairman and Chief Executive Officer.

Rohr continued, “Last year, we committed to increasing our dividend by at least 50% over the three-year period through 2019 with a targeted payout of $300 million or more in 2019. This increase is the second of three annual steps to meet that goal.”

The company also declared a quarterly cash dividend of $0.54 per share on its Series A common stock, payable on May 10, 2018 to stockholders of record as of April 30, 2018.

About Celanese

Celanese Corporation is a global technology leader in the production of differentiated chemistry solutions and specialty materials used in most major industries and consumer applications. Our businesses use the full breadth of Celanese's global chemistry, technology and commercial expertise to create value for our customers, employees, shareholders and the corporation. As we partner with our customers to solve their most critical business needs, we strive to make a positive impact on our communities and the world through The Celanese Foundation. Based in Dallas, Celanese employs approximately 7,700 employees worldwide and had 2017 net sales of $6.1 billion. For more information about Celanese Corporation and its product offerings, visit www.celanese.com or our blog at www.celaneseblog.com.
All registered trademarks are owned by Celanese International Corporation or its affiliates.

Forward-Looking Statements

This release may contain “forward-looking statements,” which include information concerning the company’s plans, objectives, goals, strategies, future revenues or performance, capital expenditures and other information that is not historical information. When used in this release, the words “outlook,” “forecast,” “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the company or its customers will realize these benefits or that these expectations will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained in this release. Numerous factors, many of which are beyond the company’s control, could cause actual results to differ materially from those expressed as forward-looking statements. Other risk factors include those that are discussed in the company’s filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made, and the company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Celanese Contacts:

Investor Relations	Media Relations - Global	Media Relations Asia (Shanghai)	Media Relations Europe (Germany)
Surabhi Varshney	W. Travis Jacobsen	Helen Zhang	Jens Kurth
+1 972 443 3078	+1 972 443 3750	+86 21 3861 9279	+49(0)69 45009 1574
surabhi.varshney@celanese.com	william.jacobsen@celanese.com	lan.zhang@celanese.com	j.kurth@celanese.com